Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 25, 2007, relating to the financial statements and financial statement schedule of China Sunergy Co., Ltd as of December 31, 2004, 2005 and 2006 and for the period from August 2, 2004 (date of incorporation) to December 31, 2004 and the years ended December 31, 2004 and 2005 appearing in Registration Statement No. 333-142367 of China Sunergy Co., Ltd on Form F-1 under the security Act of 1933. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

December 18, 2007